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                                 PRESS RELEASE


  DITECH COMMUNICATIONS CORPORATION ADOPTS PREFERRED SHARE PURCHASE RIGHTS PLAN

     MOUNTAIN VIEW, Calif., March 28 /PRNewswire/ -- Ditech Communications Corporation (Nasdaq: DITC - NEWS) announced that its Board of Directors approved the adoption of a Preferred Share Purchase Rights Plan under which all stockholders of record as of April 16, 2001 will receive rights to purchase shares of a new series of Preferred Stock.

     The Rights Plan is designed to enable all Ditech stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Ditech. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

     The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person or group acquires 16 percent or more of the Ditech Common Stock or announces a tender offer for 16 percent or more of the Common Stock. If a person acquires 16 percent or more of Ditech's Common Stock, all rightsholders (all stockholders who exercise their rights under this plan) except the buyer will be entitled to acquire Ditech Common Stock at a discount. The effect will be to discourage acquisitions of more than 16 percent of Ditech's Common Stock without negotiations with the Board.

     The rights will trade with Ditech's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Ditech's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 16 percent of the Ditech Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

Ditech Communications Corporation

     Ditech Communications Corporation is a global telecommunications equipment supplier for voice and optical networks. Ditech's voice products are high-capacity echo cancellers that utilize advanced software and digital signal processor (DSP) technology. This unique combination of software and hardware allows Ditech to deliver Voice Quality of Service (VQoS(TM)), a robust and cost-effective solution for voice enhancement (including noise reduction) and echo cancellation. Ditech also develops and markets optical subsystems and systems communications products. Ditech's optical subsystem products include optical amplifiers, transponders and network management products that enable service providers to cost-effectively expand and extend the reach of fiber optic networks. Ditech (DITC) is listed on the Nasdaq National Market and is headquartered in Mountain View, California (web site: http://www.ditech.com). Ditech also develops and markets optical transport system products through its subsidiary, Altamar Networks (http://www.altamar.com).